VIA FACSIMILE

May 30, 2006

Bulletin No. 1217

Ross Kari To Depart Bank

Dear Chief Executive Officer:

The Bank's executive vice president and chief operating officer, Ross J. Kari, has accepted the position of executive vice president and chief financial officer with Safeco, a Fortune 500 property and casualty insurance company based in Seattle. Ross will be leaving the Bank effective Friday, June 9.

I would like to acknowledge the many contributions that Ross has made to the Bank over the last four years. He took the lead in steering us through the SEC registration process, directed our implementation of the new Sarbanes-Oxley requirements, and provided strong leadership in the financial management of the Bank over this period. We wish him well in his new position.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc:  Chief Financial Officer